Exhibit 10.12

First Amendment to Lease

THIS FIRST AMENDMENT TO LEASE (“First Amendment”) dated December 5, 2017, by and between 195 Church Street Associates, LLC, a Connecticut limited liability corporation (“Landlord”) and Trevi Therapeutics, Inc. (“Tenant”).

WITNESSETH:

WHEREAS, Landlord entered into a certain Indenture of Lease with Tenant dated February 6th, 2013 (the “Original Lease”) and with respect to certain office space located on the 14th floor of the Building comprised of 3,387 rentable square feet (the “Original Premises”), the original term (the “Original Term”) of which is scheduled to expire on February 28, 2018 (the “Current Termination Date”).

WHEREAS, Landlord and Tenant wish to amend the Lease with regard to the size of the Demised Premises, the Term of the Lease, the fit up amount, the Fixed Rent, and the percentage of total rentable space.

NOW THEREFORE, in consideration of the terms and conditions of the Lease and the mutual covenants contained therein and herein, each of the parties hereto agrees as follows:

1.

All capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Original Lease. The Original Lease, as amended by the First Amendment, is hereinafter referred to as the “Lease”.

2.

The Original Term is hereby extended for a period of five (5) years after the Current Termination Date, which 5-year period commences on March 1, 2018, and expires on February 28, 2023 (the “Extended Termination Date”), unless sooner terminated or otherwise extended in accordance with the terms of the Lease. That portion of the Lease Term commencing on March 1, 2018 (the “Expansion Space Commencement Date”) and ending on the Extended Termination Date shall be referred to herein as the “Extended Term”. Except as otherwise provided in this First Amendment, the terms and conditions of the Extended Term shall be the same terms and conditions as are set forth in (and are last applicable under) the Original Lease.

3.

As of the Expansion Commencement Date and continuing for the remainder of the Extended Term, the “Demised Premises”, as such term is used in the Original Lease, shall include the Original Premises and a portion of the 14th floor of the Building comprised of 2,176 rentable square feet as shown on Exhibit A attached hereto (the “Expansion Space”), for a total of 5,563 rentable square feet (collectively, the “Demised Premises”). Landlord shall deliver to Tenant exclusive possession of the Expansion Space on the Expansion Space Commencement Date. If the Expansion Space is ready for occupancy prior to the Expansion Space Commencement Date, Tenant will be permitted access to same without being obligated to pay Fixed Rent or any additional rent therefor (except for electric costs as herein limited) until the Expansion Space Commencement Date, but subject to all other terms and covenants of the Lease. Landlord hereby warrants and represents that, as of the Expansion Space

Commencement Date (or on such earlier date that Landlord delivers exclusive occupancy of the Expansion Space to Tenant), (a) the Expansion Space shall be vacant, broom-clean and ready for Tenant’s exclusive occupancy; (b) Landlord’s Work (as herein defined) shall be substantially completed such that a final and unconditional certificate of completion permitting lawful occupancy has been duly issued, and such that Tenant may reasonably commence its business operations; (c) all mechanical equipment and utility systems serving the Expansion Space shall be in good working order and repair; (d) the Demised Premises shall be structurally sound and “water-tight”; (e) Tenant’s access to the Demised Premises shall be reasonably secure and unimpeded; and (f) the Demised Premises shall be in compliance with all applicable laws, codes, statutes, ordinances, guidelines, rules, and regulations. Landlord’s warranties and representations under this Paragraph shall survive the commencement of the Extended Term. The Renewal Options shall be available at the end of the Extended Term pursuant to compliance with Section 29.01, as amended by this First Amendment.

4.	Section 1.04 of the Lease shall be deleted in its entirety and the following shall be inserted in lieu thereof:

“Tenant shall have the option to terminate this Lease provided that Tenant shall not at the time of the exercise of the hereinafter described option, be in default of any of the terms, covenants or conditions to be kept and performed on the part of Tenant under this Lease beyond applicable notice and cure periods. Such termination shall be effective on the last day of the thirty sixth (36th) month of the Extended Term (the “Termination Date”). To exercise this option to terminate, Tenant shall provide written notice to Landlord no later than the first day of the thirty-first (31st) month of the Extended Term and such notice shall be accompanied by a sum equal to four (4) months Fixed Rent at the then current rate, which is $40,795.32, and the unamortized brokerage fees for this First Amendment (amortized on a straight line basis over the Extended Term), which is $17,737.03. On or before the Termination Date, Tenant shall surrender possession of the Demised Premises to Landlord; time is of the essence in all respects of Tenant’s obligations under this Section 1.04.”

5.

Landlord shall substantially complete all of the initial alterations and related improvements to the Demised Premises as mutually agreed upon by Landlord and Tenant and necessary for the conduct of Tenant’s business therein (the “Landlord’s Work”).

6.

Landlord, at its sole cost and expense, but subject to the Fit-Up Allowance, shall perform Landlord’s Work so that it is substantially completed on or before the Expansion Space Commencement Date. Landlord’s work shall be performed in a first-class manner as to workmanship, installation and materials. Landlord shall provide Tenant with a fit up allowance of $25.00 per square foot of the Expansion Space which is $54,400.00 (“Fit-Up Allowance”), which Fit-Up Allowance shall be used for the hard and soft costs of the Landlord’s Work. Tenant shall, at its sole cost and expense, reimburse Landlord for any costs and expenses associated with Landlord’s Work that exceeds the Fit-Up Allowance.

7.	Fixed Rent for the Extended Term shall be payable in accordance with the schedule below and the applicable terms of the Lease:

Months	Per Square Foot	Annual Rent	Monthly Rent
1-12	$21.00	$116,823.00	$9,735.25
13-24	$21.50	$119,604.50	$9,967.04
25-36	$22.00	$122,386.00	$10,198.83
37-48	$22.50	$125,167.50	$10,430.63
49-60	$23.00	$127,949.00	$10,662.42

Notwithstanding anything to the contrary in the Lease, in all years of the Extended Term all rents are quoted exclusive of pro rata share of electric costs. Tenant shall be responsible for additional rent for its proportionate share of all electric costs, said share not to exceed $13,907.50 per year.

Notwithstanding the foregoing, provided that no Tenant default beyond notice and cure periods has then occurred and is continuing, Landlord shall credit Tenant with the sum of $9,967.04 for the thirteenth (13th) month and the sum of $10,430.63 for the forty-eighth (48th) month of the Extended Term.

8.	Effective as of the Expansion Premises Commencement Date, Section 2.03(b) of the Lease shall be deleted in its entirety and replaced with the following:

“Subject to the provisions herein, effective as of the Expansion Space Commencement Date, Tenant shall pay the amount equal to 2.27% (the percentage of total rentable space in the Building leased by Tenant hereunder) of the amount by which Building Operating Expenses paid or incurred by Landlord during any calendar year during the Extended Term hereof exceed Operating Expenses for the base year. The total rentable area of the Building shall be deemed to be 245,000 square feet. The “base year” shall be the calendar year ending December 31, 2018. Notwithstanding anything to the contrary in the foregoing, Tenant’s pro rata share of electric costs shall not exceed $13,907.50 for each year of the Extended Term and the Additional Renewal Term.”

9.	Effective as of the Expansion Premises Commencement Date, Section 2.04(A)(9) of the Lease shall be deleted in its entirety and replaced with the following:

“Costs (including applicable taxes) for electricity and other utilities provided that Tenant’s pro rata share of electric costs shall not exceed $13,907.50 for any year of the Extended Term.”

10.

The parties hereto agree that Robert H. Motley of Cushman & Wakefield shall solely represent the Tenant’s interest in negotiations of the First Amendment and shall be paid by the Landlord’s Agent, Evan C. O’Brien of Cushman & Wakefield. The Landlord’s Agent shall be paid by Landlord pursuant to a separate agreement. The parties hereby acknowledge that these brokers/agents are the only parties with any claim to a commission arising out of this transaction and shall indemnify the other for any adverse claims to the contrary.

11.	Effective as of the date hereof, Section 29.01 of the Lease is hereby deleted in its entirety and replaced with the following:

“Effective as of the Expansion Space Commencement Date, if, immediately prior to the expiration of the Extended Term provided in Article 1, this Lease (for purposes of this Article 29 only, the “Term” is hereinafter called the “Extended Term”) shall be in full force and effect and provided Tenant not less than six (6) months prior to the expiration of the Extended Term shall have given Landlord written notice of Tenant’s interest in renewing this Lease, and upon receipt of such valid notice, the lease term shall be extended for a further term of one (1) year (hereinafter called the “Additional Renewal Term”) commencing upon the expiration of the Extended Term and ending on the day preceding the first (1st) anniversary of the commencing of the Additional Renewal Term, consistent with the terms of this Lease, as amended, other than Fixed Rent which shall be at $23.50 per square foot (Annual Fixed Rent of $130,730.50 and Monthly Fixed Rent of $10,894.21).”

12.	Section 29.02 is hereby deleted in its entirety.

13.

Landlord acknowledges that it is presently holding a Security Deposit in the amount of $11,572.24 under Section 39.01 of the Original Lease. On or before the Expansion Space Commencement Date, Tenant shall deliver to Landlord the sum of $7,898.26, as additional security for Tenant’s faithful performance of its obligations under this Lease. Upon such delivery, the amount of the “Security Deposit” under Section 39.01 of the Lease shall be amended to be the sum of Nineteen Thousand Four Hundred Seventy and 50/100 Dollars ($19,470.50).

14.

Except as modified herein, all terms, covenants, agreements and conditions of the Lease shall remain unchanged. The rights, privileges, duties and obligations of the parties under the Lease shall, except as modified above, remain unchanged and in full force and effect and nothing herein contained shall operate to release Tenant from its obligations under the Lease.

15.	This First Amendment is an integrated document and all terms and provisions as to the subject matter hereof are embodied herein and shall not be varied.

16.

This First Amendment may be executed in any number of counterparts. Each executed counterpart shall be deemed an original hereof and all such executed counterparts shall together constitute but one and the same instrument, which instrument shall for all purposes be sufficiently evidenced by any such executed counterpart.

17.

This First Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that nothing contained herein shall permit any transfer, assignment or sublease, contrary to the provisions of the Lease.

18.

This First Amendment is made, executed and delivered in the State of Connecticut and it is the specific desire and intention of the parties that it shall in all respects be construed under the laws of the State of Connecticut.

IN WITNESS WHEREOF, the parties hereto have set their hands and seals as of the day and year first above written.

LANDLORD: 195 CHURCH STREET ASSOCIATES, LLC BY: /s/ Paul Denz Name: Paul Denz ITS: Manager Date: December 5, 2017	TENANT: TREVI THERAPEUTICS, INC. BY: /s/ Jennifer Good Name: Jennifer Good ITS: President & CEO Date: November 30, 2017

Exhibit A – Demised Premises 5,563 s.f.

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